FOR IMMEDIATE RELEASE

Compass Minerals Reports Lower Third Quarter Earnings and Increases Full Year Outlook to Include Produquímica Acquisition

Third-Quarter Highlights:

•	Net income of $0.27 per diluted share, down from $0.80 per diluted share in the prior-year period

•	Announced agreement to purchase remainder of Produquímica Indústria e Comércio S.A. (Produquímica), a leading Brazilian specialty plant nutrition company

•	First year-over-year improvement in plant nutrition sales volumes in six quarters

•	Lower pre-season deicing demand pressured salt segment earnings

OVERLAND PARK, Kan. (October 24, 2016) – Compass Minerals (NYSE: CMP), a leading producer of essential minerals, reported a year-over-year decline in third-quarter 2016 sales and earnings driven by lower salt sales volumes and lower average selling prices in both its salt and plant nutrition businesses.

“While our quarterly results fell below 2015 levels, we did perform in line with our expectations given the challenging highway deicing and plant nutrition markets,” said Fran Malecha, Compass Minerals’ president and CEO. “We remain focused on delivering value to shareholders. We believe this will come through further improving our ability to cost-effectively serve customer demand in both businesses, maximizing the value of our acquisition of Produquímica, and completing our major, on-going capital investments designed to ensure the sustainability of our core assets and support future growth.”

Third-quarter 2016 net income declined 66 percent to $9.1 million, or $0.27 per diluted share, from $27.0 million, or $0.80 per diluted share, in the third quarter of 2015.

Total revenue in the third quarter of 2016 was $179.6 million, which was a 23 percent reduction from the prior-year quarter due to significantly lower salt sales volumes following

Compass Minerals Reports Earnings

the very mild 2015-2016 winter and price weakness in both the salt and plant nutrition businesses.

Salt segment operating earnings declined 33 percent from third-quarter 2015 results to $30.0 million. This reduction was driven primarily by lower pre-winter demand for deicing salt.

Plant nutrition segment earnings declined to $2.5 million from $8.8 million in the third quarter of 2015 as improved per-unit costs and a slight increase in sales volumes were more than offset by lower average selling prices in the 2016 quarter compared to the prior-year period.

On a consolidated basis, third-quarter 2016 operating earnings totaled $19.5 million compared to $40.8 million in the prior-year period.

Compass Minerals Financial Results (in millions, except for earnings per share)
	Three months ended September 30,		Nine months ended September 30,
	2016	2015	2016	2015
Sales	$179.6	$232.7	$694.8	$809.4
Sales less shipping and handling costs (product sales)	141.2	179.5	529.9	613.5
Operating earnings	19.5	40.8	109.3	149.5
Operating margin	10.9%	17.5%	15.7%	18.5%
Net earnings	$9.1	$27.0	$65.1	$100.8
Diluted earnings per share	0.27	0.80	1.92	2.97
EBITDA*	39.4	64.7	168.7	216.3
Adjusted EBITDA*	40.9	60.4	170.3	207.3
*Earnings before interest, taxes, depreciation and amortization. This is a non-GAAP financial measure. Reconciliations to GAAP measures of performance are provided in tables at the end of this release.

Compass Minerals Reports Earnings

SALT SEGMENT
Lower sales volumes and average selling prices resulted in a 25 percent decrease in salt segment revenue in the third quarter of 2016 compared to prior-year results. Lower pre-season demand for bulk and packaged deicing products resulted in a 28 percent year-over-year reduction in highway deicing sales volumes and an 11 percent decline in consumer and industrial sales volumes. Total segment average selling price in the 2016 third quarter decreased 1 percent from prior-year results, although highway deicing prices declined 13 percent, which was largely offset by a mix shift toward higher-priced consumer and industrial products. The 13 percent decline for highway deicing average selling price was driven primarily by lower North American highway deicing contract prices, the negative impact from weakness in the UK currency, and a higher mix of sales to chemical customers compared to the 2015 quarter. Consumer and industrial average selling price in the third quarter was flat with prior-year results.

While salt segment EBITDA in the third quarter decreased 25 percent from the prior year, the EBITDA margin percentage was essentially unchanged from prior year results. This margin result was driven by a 10 percent reduction in per-unit shipping and handling costs as well as the improved profitability of the consumer and industrial business.

Compass Minerals Reports Earnings

Salt Segment Performance (in millions, except for sales volumes and prices per short ton)
	Three months ended September 30,		Nine months ended September 30,
	2016	2015	2016	2015
Sales	$135.7	$179.9	$546.9	$612.9
Sales less shipping and handling (product sales)	102.4	131.4	399.2	434.8
Operating earnings	30.0	45.0	136.0	143.1
Operating margin	22.1%	25.0%	24.9%	23.3%
Segment EBITDA*	$42.2	$56.1	$170.2	$176.0
Segment EBITDA* margin	31.1%	31.2%	31.1%	28.7%
Sales volumes (in thousands of tons):
Highway deicing	1,162	1,618	5,944	6,476
Consumer and industrial	534	600	1,458	1,573
Total salt	1,696	2,218	7,402	8,049
Average sales prices (per ton):
Highway deicing	$48.23	$55.62	$56.15	$59.32
Consumer and industrial	$149.44	$149.82	$146.23	$145.39
Total salt	$80.05	$81.10	$73.89	$76.14
*Earnings before interest, taxes, depreciation and amortization. This is a non-GAAP financial measure. Reconciliations to GAAP measures of performance are provided in tables at the end of this release.

PLANT NUTRITION SEGMENT
Third-quarter plant nutrition segment revenue decreased $8.7 million year over year to $41.5 million from $50.2 million in 2015. This decrease was driven by a 21 percent year-over-year decline in average selling price for plant nutrition products partially offset by a 4 percent increase in sales volumes from the third quarter of 2015. The volume increase represents the first quarterly year-over-year improvement in the last six quarters.

Plant nutrition segment EBITDA for the 2016 third quarter totaled $10.8 million compared to $16.4 million in the third quarter of 2015. An 12 percent year-over-year improvement in per-unit cost was not enough to offset lower average selling prices.

Compass Minerals Reports Earnings

Plant Nutrition Segment Performance (dollars in millions, except for prices per short ton)
	Three months ended September 30,		Nine months ended September 30,
	2016	2015	2016	2015
Sales	$41.5	$50.2	$140.4	$187.9
Sales excluding shipping and handling (product sales)	36.4	45.5	123.2	170.1
Operating earnings	2.5	8.8	12.5	46.4
Operating margin	6.0%	17.5%	8.9%	24.7%
EBITDA*	$10.8	$16.4	$37.1	$68.1
Segment EBITDA* margin	26.0%	32.7%	26.4%	36.2%
Sales volumes (in thousands of tons)	70	67	218	249
Average sales price (per ton)	$591	$751	$645	$756
*Earnings before interest, taxes, depreciation and amortization. This is a non-GAAP financial measure. Reconciliations to GAAP measures of performance are provided in tables at the end of this release.

OTHER FINANCIAL HIGHLIGHTS
Selling, general and administrative (SG&A) expense totaled $25.7 million in the third quarter of 2016, which was a 6 percent reduction from prior-year results driven primarily by the company's continued cost-reduction initiatives.

Other expense totaled $1.5 million compared to other income of $4.3 million in the third quarter of 2015. This difference was driven primarily by foreign exchange impacts and debt issuance costs.

The company reported a net loss of $0.4 million from its equity investment in Produquímica in the third quarter of 2016. This represents 35 percent of Produquímica's second quarter net loss, as Compass Minerals reports Produquímica's results on a three-month lag. Prior to equity-method accounting adjustments, Produquímica contributed net income of $0.6 million in the third quarter of 2016. On October 3, 2016, Compass Minerals completed the acquisition of the remaining 65 percent of Produquímica.

In order to fund the acquisition, the company issued a new $450 million senior secured term loan on September 28, 2016. The new loan matures July 1, 2021, and carries an interest rate of LIBOR plus 2 percent.

Compass Minerals Reports Earnings

OUTLOOK
The company currently expects its full-year EPS to range from $2.80 to $3.10 per diluted share, including the contribution from Produquímica (based on a Brazilian Real-to-US$ exchange rate of R$3.25/US$1.00).

This outlook factors in the recently completed annual highway deicing bid season in North America, which resulted in approximately 7 percent lower average awarded bid prices compared to the 2015-2016 bid season results for Compass Minerals. In addition the company's awarded bid volume has declined approximately 15 percent compared to the prior season's results, consistent with the overall reduction in demand in our served market.

The company expects the year-over-year improvement in plant nutrition segment sales volume to continue in the fourth quarter as demand for the company's sulfate of potash begins to return toward historical levels.

The company expects Produquímica to contribute between R$60 million and R$70 million in EBITDA and between $0.15 to $0.20 to Compass Minerals earnings per share in the fourth quarter of 2016, excluding any impact from purchase accounting adjustments.

A summary of the company’s outlook for the remainder of the year is summarized in the table below.

Compass Minerals Reports Earnings

2016 OUTLOOK: FULL YEAR EPS - $2.80 to $3.10*
Salt Segment	4Q16	FY16
Volumes	3.4 million to 3.7 million tons	10.8 million to 11.1 million tons
Average Selling Price (per ton)	$72 to $75
Operating Earnings Margin	22% to 24%
Plant Nutrition Segment
Volumes	70,000 to 85,000 tons	285,000 to 300,000 tons
Average Selling Price (per ton)	$635 to $665
Operating Earnings Margin	13% to 16%
Produquímica
EBITDA (in Brazilian Reais)	R$60 million to R$70 million
Corporate
Corporate and Other Expense		~$56 million
Interest Expense		~$32 million
Capital Expenditures		$175 million to $190 million
Effective Tax Rate		27% to 28%
*Excluding any impact from Produquímica-related purchase accounting adjustments

Conference Call
Compass Minerals will discuss its results on a conference call tomorrow morning, Tuesday, October 25, at 9:00 a.m. ET. To access the conference call, interested parties should visit the company’s website at www.compassminerals.com or dial 877-614-0009. Callers must provide the conference ID number 1059697. Outside of the U.S. and Canada, callers may dial 913-643-4075. Replays of the call will be available on the company’s website for at least two weeks.

An updated summary of the company’s performance is included in a presentation available on the company’s website at www.compassminerals.com.

About Compass Minerals
Compass Minerals is a leading provider of essential minerals that provide solutions to nature’s challenges, including salt for winter roadway safety and other consumer, industrial and agricultural uses, and specialty plant nutrition minerals that improve the quality and yield of crops. The company produces its minerals at locations throughout the U.S., Canada, Brazil and the U.K. For more information about Compass Minerals and its products, please visit www.compassminerals.com.

Compass Minerals Reports Earnings

Investor Contact	Media Contact
Theresa L. Womble	Tara Hart
Director of Investor Relations	Manager of Corporate Affairs
+1.913.344.9362	+1.913.344.9319
womblet@compassminerals.com	MediaRelations@compassminerals.com

Non-GAAP Measures
Management uses a variety of measures to evaluate the company’s and its operating segments’ performance. While the consolidated financial statements provide an understanding of the company’s overall results of operations, financial condition and cash flows, management analyzes components of the consolidated financial statements to identify certain trends and evaluate specific performance areas. In addition to using U.S. generally accepted accounting principles (“GAAP”) financial measures, management uses EBITDA and EBITDA adjusted for items which management believes are not indicative of the company’s ongoing operating performance (“Adjusted EBITDA”), both non-GAAP financial measures, to evaluate the operating performance of the company’s core business operations because its resource allocation, financing methods and cost of capital, and income tax positions are managed at a corporate level, apart from the activities of the operating segments, and the operating facilities are located in different taxing jurisdictions, which can cause considerable variation in net income. The company also uses EBITDA and Adjusted EBITDA to assess its overall and operating segment operating performance and return on capital against other companies, and to evaluate potential acquisitions or other capital projects. EBITDA and Adjusted EBITDA are not calculated under GAAP and should not be considered in isolation or as a substitute for net income, cash flows or other financial data prepared in accordance with GAAP or as a measure of overall profitability or liquidity. EBITDA and Adjusted EBITDA exclude interest expense, income taxes and depreciation and amortization, each of which are an essential element of the company’s cost structure and cannot be eliminated. Consequently, any measure that excludes these elements has material limitations. While EBITDA and Adjusted EBITDA are frequently used as measures of operating performance, these terms are not necessarily comparable to similarly titled measures of other companies due to the potential inconsistencies in the method of

Compass Minerals Reports Earnings

calculation. The calculation of EBITDA and Adjusted EBITDA as used by management is set forth in the following table.

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including without limitation statements about the company’s ability to deliver value to shareholders, cost-effectively serve customer demand, maximize the Produquímica investment, make investments that ensure sustainability and future growth, and the company’s outlook for the fourth quarter of 2016 and full-year 2016, including its expectations regarding demand, earnings per share (“EPS”), volumes, average selling prices, operating earnings margin, EBITDA, corporate and other expense, interest expense, capital expenditures and tax rates. We use words such as “may,” “would,” “could,”  “should,” “will,” “likely,” “expect,” “anticipate,” “believe,” “intend,” “plan,” “forecast,” “outlook,” “project,” “estimate” and similar expressions suggesting future outcomes or events to identify forward-looking statements or forward-looking information. These statements are based on the company’s current expectations and involve risks and uncertainties that could cause the company’s actual results to differ materially. The differences could be caused by a number of factors, including without limitation (i) weather conditions, (ii) pressure on prices and impact from competitive products, (iii) any inability by the company to fund necessary capital expenditures, (iv) foreign exchange rates and the cost and availability of transportation for the distribution of the company’s products, and (v) the ability to successfully integrate acquired businesses. For further information on these and other risks and uncertainties that may affect the company’s business, see the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of the company’s Annual Report on Form 10-K for the year ended December 31, 2015 and its Quarterly Reports on Form 10-Q for the quarters ended March 31, June 30 and October 30, 2016 filed or to be filed with the SEC. The company undertakes no obligation to update any forward-looking statements made in this press release to reflect future events or developments. Because it is not possible to predict or identify all such factors, this list cannot be considered a complete set of all potential risks or uncertainties.

Reconciliation for EBITDA and Adjusted EBITDA (unaudited) (in millions)
	Three months ended September 30,		Nine months ended September 30,
	2016	2015	2016	2015
Net earnings	$9.1	$27.0	$65.1	$100.8
Interest expense	5.4	5.4	16.8	16.1
Income tax expense	3.1	12.7	24.1	41.6
Depreciation, depletion and amortization	21.8	19.6	62.7	57.8
EBITDA	$39.4	$64.7	$168.7	$216.3
Adjustments to EBITDA:
Other (income) expense, net(1)	1.5	(4.3)	1.6	(9.0)
Adjusted EBITDA	$40.9	$60.4	$170.3	$207.3

(1)	Primarily includes interest income and foreign exchange gains and losses. The nine months ended September 30, 2016, include a charge of $2.2 million related to the refinancing of our debt.

Compass Minerals Reports Earnings

Reconciliation for Salt Segment EBITDA (unaudited) (in millions)
	Three months ended September 30,		Nine months ended September 30,
	2016	2015	2016	2015
Reported GAAP segment operating earnings	$30.0	$45.0	$136.0	$143.1
Depreciation, depletion and amortization	12.2	11.1	34.2	32.9
Segment EBITDA	$42.2	$56.1	$170.2	$176.0
Segment sales	135.7	179.9	546.9	612.9
Segment EBITDA margin	31.1%	31.2%	31.1%	28.7%

Reconciliation for Plant Nutrition Segment EBITDA (unaudited) (in millions)
	Three months ended September 30,		Nine months ended September 30,
	2016	2015	2016	2015
Reported GAAP segment operating earnings	$2.5	$8.8	$12.5	$46.4
Depreciation, depletion and amortization	8.3	7.6	24.6	21.7
Segment EBITDA	$10.8	$16.4	$37.1	$68.1
Segment sales	41.5	50.2	140.4	187.9
Segment EBITDA margin	26.0%	32.7%	26.4%	36.2%

Produquímica Revenue and EBITDA Reconciliation (unaudited) (in millions of Brazilian reais)
	Nine months ended September 30,		Nine months ended September 30,		% change
	2016		2015
Plant nutrition	R$	690.5	R$	572.5	+21%
Specialty chemical	332.0		280.5		+18%
Total	R$	1,022.5	R$	853.0	+20%

Operating earnings	R$	133.9	R$	94.8
Depreciation, depletion and amortization	29.1		29.2
EBITDA	R$	163.0	R$	124.0	+31%

Compass Minerals Reports Earnings

COMPASS MINERALS INTERNATIONAL, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited)
(in millions, except share and per-share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2016	2015	2016	2015
Sales	$179.6	$232.7	$694.8	$809.4
Shipping and handling cost	38.4	53.2	164.9	195.9
Product cost	96.0	111.5	340.8	381.7
Gross profit	45.2	68.0	189.1	231.8
Selling, general and administrative expenses	25.7	27.2	79.8	82.3
Operating earnings	19.5	40.8	109.3	149.5
Other (income)/expense:
Interest expense	5.4	5.4	16.8	16.1
Net loss from equity investee	0.4	—	1.7	—
Other, net	1.5	(4.3)	1.6	(9.0)
Earnings before income taxes	12.2	39.7	89.2	142.4
Income tax expense	3.1	12.7	24.1	41.6
Net earnings	$9.1	$27.0	$65.1	$100.8
Basic net earnings per common share	$0.27	$0.80	$1.92	$2.98
Diluted net earnings per common share	$0.27	$0.80	$1.92	$2.97
Cash dividends per share	$0.695	$0.66	$2.085	$1.98
Weighted-average common shares outstanding (in thousands):(1)
Basic	33,786	33,696	33,772	33,668
Diluted	33,789	33,708	33,775	33,687

(1)
Excludes weighted participating securities such as RSUs and PSUs that receive non-forfeitable dividends, which consist of 148,000 weighted participating securities for both the three and nine months ended September 30, 2016, respectively, and 182,000 and 197,000 weighted participating securities for the three and nine months ended September 30, 2015, respectively.

Compass Minerals Reports Earnings

COMPASS MINERALS INTERNATIONAL, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS (unaudited)
(in millions)

	September 30,	December 31,
	2016	2015
ASSETS
Cash and cash equivalents	$432.2	$58.4
Receivables, net	115.1	147.8
Inventories	272.6	275.3
Other current assets	40.9	30.8
Property, plant and equipment, net	907.6	800.7
Intangible and other noncurrent assets	334.0	311.8
Total assets	$2,102.4	$1,624.8

LIABILITIES AND STOCKHOLDERS' EQUITY
Current portion of long-term debt	$8.5	$4.9
Other current liabilities	125.8	165.9
Long-term debt, net of current portion	1,204.1	718.0
Deferred income taxes and other noncurrent liabilities	96.7	96.3
Total stockholders' equity	667.3	639.7
Total liabilities and stockholders' equity	$2,102.4	$1,624.8

Compass Minerals Reports Earnings

COMPASS MINERALS INTERNATIONAL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (unaudited)
(in millions)
	Nine Months Ended
	September 30,
	2016	2015
Net cash provided by operating activities	$107.1	$95.1

Cash flows from investing activities:
Capital expenditures	(148.7)	(154.4)
Investment in equity method investee	(4.7)	—
Other, net	(2.9)	(0.9)

Net cash used in investing activities	(156.3)	(155.3)

Cash flows from financing activities:
Proceeds from the issuance of long-term debt	850.0	—
Proceeds from revolving credit facility borrowings	264.9	—
Principal payments on revolving credit facility borrowings	(147.4)	—
Principal payments on long-term debt	(474.5)	(2.9)
Dividends paid	(70.5)	(67.0)
Fees paid to refinance debt	(1.5)	—
Deferred financing costs	(5.8)	—
Proceeds received from stock option exercises	0.7	2.3
Excess tax benefit (deficiency) from equity compensation awards	(0.2)	0.1

Net cash provided by (used in) financing activities	415.7	(67.5)
Effect of exchange rate changes on cash and cash equivalents	7.3	(20.0)
Net change in cash and cash equivalents	373.8	(147.7)
Cash and cash equivalents, beginning of the year	58.4	266.8

Cash and cash equivalents, end of period	$432.2	$119.1

Compass Minerals Reports Earnings

COMPASS MINERALS INTERNATIONAL, INC.
SEGMENT INFORMATION (unaudited)
(in millions)

Three months ended September 30, 2016	Salt	Plant Nutrition(1)	Corporate and Other (2)	Total
Sales to external customers	$135.7	$41.5	$2.4	$179.6
Intersegment sales	—	0.6	(0.6)	—
Shipping and handling cost	33.3	5.1	—	38.4
Operating earnings (loss)	30.0	2.5	(13.0)	19.5
Depreciation, depletion and amortization	12.2	8.3	1.3	21.8
Total assets (as of end of period)	1,249.3	794.1	59.0	2,102.4

Three months ended September 30, 2015	Salt	Plant Nutrition(1)	Corporate and Other (2)	Total
Sales to external customers	$179.9	$50.2	$2.6	$232.7
Intersegment sales	—	1.6	(1.6)	—
Shipping and handling cost	48.5	4.7	—	53.2
Operating earnings (loss)	45.0	8.8	(13.0)	40.8
Depreciation, depletion and amortization	11.1	7.6	0.9	19.6
Total assets (as of end of period)	898.2	568.9	61.6	1,528.7

Nine months ended September 30, 2016	Salt	Plant Nutrition(1)	Corporate and Other (2)	Total
Sales to external customers	$546.9	$140.4	$7.5	$694.8
Intersegment sales	—	2.7	(2.7)	—
Shipping and handling cost	147.7	17.2	—	164.9
Operating earnings (loss)	136.0	12.5	(39.2)	109.3
Depreciation, depletion and amortization	34.2	24.6	3.9	62.7

Nine months ended September 30, 2015	Salt	Plant Nutrition(1)	Corporate and Other (2)	Total
Sales to external customers	$612.9	$187.9	$8.6	$809.4
Intersegment sales	0.1	5.1	(5.2)	—
Shipping and handling cost	178.1	17.8	—	195.9
Operating earnings (loss)	143.1	46.4	(40.0)	149.5
Depreciation, depletion and amortization	32.9	21.7	3.2	57.8

(1)	Plant nutrition segment assets include the equity investment in Produquímica.

(2)
Corporate and other includes corporate entities, records management operations and other incidental operations and eliminations. Operating earnings (loss) for corporate and other includes indirect corporate overhead including costs for general corporate governance and oversight, as well as costs for the human resources, information technology, legal and finance functions.